Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BIOAFFINITY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Shares of Common Stock, par value $0.007 per share	457	(o)			$3,500,000	(3)	$0.00015310	$535.85
Fees to be paid	Equity	Warrants to purchase shares of Common Stock	457	(g)				(4)
Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of the Warrants	457	(g)			$7,507,500	(5)	$0.00015310	$1,149.40
Fees to be paid	Equity	Pre-Funded Warrants to purchase Common Stock	457	(o)				(4)
Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of the Pre-Funded Warrants	457	(o)				(3)
Fees to be paid	Equity	Placement Agent Warrants	457	(g)				(4)
Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of the Placement Agent Warrants	457	(g)	—	—	$115,500	(6)	$0.00015310	$17.68
	Total Offering Amounts						$11,123,000			$1,702.93
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$1,702.93

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, price resets and similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants sold in the offering, and, as such, the proposed maximum aggregate offering price of the Common Stock and pre-funded warrants (including the Common Stock issuable upon exercise of the pre-funded warrants), if any, is $3,500,000.
(4)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the warrants.
(5)	The Warrants are exercisable for a price per share equal to 110% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Warrants is $7,507,500, which is equal to 110% of $6,825,000 (150% of $3,500,000, plus an additional 30% to account for the increase in the number of shares of Common Stock issuable upon exercise of the Warrants if a reverse stock split is effected prior to the expiration thereof).
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the placement agent warrants to purchase the number of shares of our common stock (the “Placement Agent Warrants”) in the aggregate equal to three percent (3%) of the aggregate number of shares of our Common Stock and Pre-Funded Warrants to be issued and sold in this offering. The Placement Agent Warrants are exercisable for a price per share equal to 110% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Placement Agent Warrants is $115,500, which is equal to 110% of $105,000 (3% of $3,500,000 ).